Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156775

PROSPECTUS

$12,500,000,000

ALLY FINANCIAL INC.

Ally Demand Notes

The Ally Demand Notes (“Demand Notes”) are designed to provide investors with a convenient means of investing funds directly with Ally Financial Inc. (“Ally Financial”, or “Ally”). The Demand Notes pay a floating rate of interest that is determined each Friday by the Ally Demand Notes Committee, with any change in the rate effective on the following Monday. The initial interest rate applicable to the Demand Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements filed in accordance with Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”). The Demand Notes are in book-entry form and have no stated maturity. Your Demand Notes are redeemable by you on your demand.

The Demand Notes are unsecured and unsubordinated debt obligations of Ally Financial Inc. ranking equally with all of our other unsecured, unsubordinated, and unguaranteed obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of or guaranteed by General Motors Company (“GM” or “General Motors”), The Bank of New York Mellon, the Processing Agent for the Demand Notes, or any other company. Only the assets of Ally Financial Inc. are available for the payment of principal and interest. It is possible for investors to lose their investment if Ally Financial Inc. is unable to pay its obligations.

An investment in Demand Notes involves risks. Prospective investors in Demand Notes should consider carefully the risk factors beginning on Page 3 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus.

Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Demand Notes and the suitability of the investment in light of their particular circumstances.

You may invest in the Demand Notes by completing the investment form accompanying this prospectus and by sending your investment by one of the methods described in this prospectus under the heading “How to Invest”.

The Demand Notes are offered on a continuous basis. No commissions are payable by Ally Financial on sales of the Demand Notes. Ally Financial reserves the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. Ally Financial has the sole right to accept offers to purchase Demand Notes and may reject any proposed purchase of Demand Notes in whole or in part.

For information regarding:

the Demand Notes,

please call 800-684-8823, or visit demandnotes.com;

For additional information regarding Ally Financial, please visit ally.com or see “Where You Can Find More Information”

on Page 4 hereof.

Please read the Prospectus carefully and retain for future reference.

May 24, 2010

i

SUMMARY

Our Company and Business

Ally Financial Inc. (formerly GMAC Inc.) was founded in 1919 as a wholly owned subsidiary of General Motors Corporation (currently General Motors Company or “GM”). We are a leading, independent, globally diversified, financial services firm, with Global Automotive Services and Mortgage being our primary lines of business. On December 24, 2008, the Board of Governors of the Federal Reserve System approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended. Our banking subsidiary is Ally Bank, which is an indirect wholly owned subsidiary of Ally Financial Inc. The terms “Ally,” “the Company,” “we,” “our,” and “us” refer to Ally Financial Inc. and its subsidiaries as a consolidated entity, except where it is clear that the terms means only Ally Financial Inc.

Risk Factors

An investment in the Notes involves risks. You should carefully consider these risks before investing in the Notes. Please see the “Risk Factors” section beginning on page 3 of the prospectus.

The Notes

Issuer	Ally Financial Inc.

Principal Executive Offices of Ally	200 Renaissance Center, Detroit, Michigan 48265

Title	Demand Notes

Amount	Up to $12,500,000,000 aggregate initial offering price.

Investment Options	Investments may be made by check, wire or electronic transfer, direct investment of regular recurring checks (e.g., paycheck, social security or pension check), or by Ally payroll deduction. See “How to Invest” beginning on page 9 for further details.

Redemption Options	Demand Notes may be redeemed by writing a check of $250 or more, wire transfer of $1,000 or more, automatic monthly or quarterly redemption of specified amounts or automatic monthly interest redemption, adhoc Automated Clearing House (“ACH”) transfer of $250 or more, or by full redemption. See “How to Redeem” beginning on page 11 for further details.

Status	The Demand Notes are unsecured and unsubordinated debt obligations of Ally Financial Inc. ranking equally with all of our other unsecured, unsubordinated, and unguaranteed obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of nor guaranteed by GM, The Bank of New York Mellon, the Processing Agent for the Demand Notes, or any other company. The Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. An investment in Demand Notes does not create a checking, bank account or depositor relationship between you and Ally Financial Inc. or Ally Bank, or The Bank of New York Mellon, the Processing Agent for the Demand Notes.

Ranking	Demand Notes are unsecured and unsubordinated obligations of Ally Financial Inc. and will rank equally and ratably with all other unsecured senior indebtedness of Ally Financial Inc.

Maturities	The Demand Notes mature on demand.

Interest	The Demand Notes pay a floating rate of interest that is determined weekly. Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies.

Principal	The principal amount of your Demand Notes is equal to the total amount of your investments plus accrued and reinvested interest, less fees, if any, and your redemptions.

Service Fees	Service fees may be assessed for checks written by you for insufficient funds or in amounts of less than the $250 minimum, for stop payments requested by you, for bank checks requested by you and issued by The Bank of New York Mellon, and for statement processing or other administrative matters.

Processing Agent	The Bank of New York Mellon

Processing Agent and Correspondence Address	The Bank of New York Mellon

P.O. Box 358425

Pittsburgh, PA 15252-8425

Investments by Mail Address	Ally Demand Notes

The Bank of New York Mellon

P.O. Box 535006

Pittsburgh, PA 15253-5006

Redemptions at Option of Ally	The Demand Notes may be redeemable by Ally.

Form of Demand Notes	The Demand Notes are offered in the United States by prospectus only. The Demand Notes are in book-entry form.

Taxation	Interest earned on Demand Notes is subject to taxation by the United States and may be subject to taxation by other U.S. or non-U.S. taxing jurisdictions. Backup withholding and information reporting may apply to certain persons.

Trustee	U.S. Bank National Association, 535 Griswold, Suite 550, Detroit, Michigan 48226, under an Indenture dated as of October 15, 1985, as amended.

You should rely only on the information contained in this prospectus and incorporated by reference. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of any securities other than the Demand Notes. We are not making an offer of the Demand Notes in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference is accurate as of any date other than the date on the front of this prospectus.

The distribution of this prospectus and the offering of Demand Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is directed to you if you are a resident of the United States. We do not claim any responsibility to advise you if you are a resident of a country other than the United States with respect to any matters that may affect the purchase or redemption of any Demand Notes or any accrued interest on your Demand Notes. If you are not a resident of the United States, you should consult your own legal, tax and financial advisors with regard to these matters.

RISK FACTORS

Your investment in Demand Notes involves risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in Demand Notes is suitable for you. The risks described below are intended to highlight risks that are specific to us but are not the only risks that we face. Additional risks, including those generally affecting our business and the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies in our industry, may also impair our business, the value of your investment and our ability to pay interest on and redeem the Demand Notes. For a more complete description of the risks that may affect our business, see our Annual Report on Form 10-K for the year ended December 31, 2009 (which may be amended or supplemented in subsequent reports on Form 10-K, Form 10-Q, or Form 8-K). In addition to the risks described below, we face other risks that are described from time to time in periodic reports that we file with the Securities and Exchange Commission (“SEC”).

The Demand Notes are not equivalent to a deposit or other bank account.

An investment in Demand Notes does not create a checking, bank account or depositor relationship between you and Ally Financial Inc. or Ally Bank, or The Bank of New York Mellon, acting as Processing Agent for the Demand Notes. The Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. The Demand Notes are also not a brokerage account with any broker/dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

The Demand Notes are not a money market fund or other type of diversified investment.

The Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies. The Demand Notes are also not subject to the requirements of the Investment Company Act of 1940 (including diversification of investments) or the Employee Retirement Income Security Act of 1974.

The Demand Notes are not assignable, transferable or negotiable.

The Demand Notes may not be assigned, transferred or negotiated. The Demand Notes are not listed on any securities exchange and there is no secondary market for the Demand Notes. As a result, there is no public valuation with respect to Demand Notes.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 866-710-4623.

WHERE YOU CAN FIND MORE INFORMATION

Ally is subject to the informational requirements of the Securities and Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. You may read and copy any document Ally files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. Ally’s filings are also electronically available from the SEC’s Interactive Data Electronic Applications system, which is commonly known by the acronym “IDEA,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “Registration Statement”) under the Securities Act with respect to the Demand Notes. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities. These documents contain important information about Ally and its finances.

SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2009.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2010.

Current Reports on Form 8-K	Current Reports on Form 8-K filed on January 5, 2010 (two reports and other than with respect to Item 7.01 and Exhibits 99.1 and 99.2 of Item 9.01), January 12, 2010 (two reports), March 9, 2010, April 2, 2010, April 12, 2010, April 16, 2010 (two reports), May 7, 2010, May 11, 2010 and May 24, 2010.

You may request a copy of the documents that have been or may be incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 14th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable as of the date made, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated by our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein (see “Risk Factors”), and the following:

•	Our inability to repay our outstanding obligations to the U.S. Department of the Treasury (the “Treasury”) or to do so in a timely fashion and without disruption to our business;

•	Uncertainty of our ability to enter into transactions or execute strategic alternatives to realize the value of our ResCap operations;

•	Uncertainty related to Chrysler LLC’s (“Chrysler”) and General Motors Company’s (“GM”) recent exits from bankruptcy;

•	The profitability and financial condition of GM and Chrysler;

•

Our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability;

•	Uncertainty related to the new financing arrangement between the Company and Chrysler;

•	Securing low cost funding for the Company and ResCap and maintaining the mutually beneficial relationship between the Company and GM, and the Company and Chrysler;

•	Our ability to maintain an appropriate level of debt and capital;

•	Our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company and the increased regulation and restrictions that we are now subject to;

•	Continued challenges in the residential mortgage and capital markets;

•	The potential for deterioration in the residual value of off-lease vehicles;

•	The continuing negative impact on ResCap of the decline in the U.S. housing market;

•	Changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;

•	Disruptions in the market in which we fund the Company’s and ResCap’s operations with resulting negative impact on our liquidity;

•	Changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	Changes in the credit ratings of Ally, ResCap, GM or Chrysler;

•	Changes in economic conditions, currency exchange rates, or political stability in the markets in which we operate; and

•

Changes in the existing or the adoption of new laws, regulations, policies, or other activities of governments, agencies, and similar organizations (including as a result of financial reform proposals that are currently being considered by legislators and regulators in the United States).

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus and in documents incorporated by reference into this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF ALLY FINANCIAL INC.

Our Company and Business

Ally Financial Inc. (formerly GMAC Inc.) was founded in 1919 as a wholly owned subsidiary of General Motors Corporation (currently General Motors Company or “GM”). We are a leading, independent, globally diversified, financial services firm, with Global Automotive Services and Mortgage being our primary lines of business. On December 24, 2008, the Board of Governors of the Federal Reserve System approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended. Our banking subsidiary is Ally Bank, which is an indirect wholly owned subsidiary of Ally Financial Inc. The terms “Ally,” “the Company,” “we,” “our,” and “us” refer to Ally Financial Inc. and its subsidiaries as a consolidated entity, except where it is clear that the terms means only Ally Financial Inc.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to combined fixed charges were as follows for the periods presented:

	Three months ended March 31,	Year Ended December 31,
	2010	2009		2008	2007		2006	2005
Ratio of earnings to fixed charges	1.09	(0.05	)(1)	1.36	0.88	(1)	1.14	1.27

(1)

The ratio indicates a less than one-to-one coverage for the years ended December 31, 2009 and 2007. Earnings available for fixed charges for the years ended December 31, 2009 and 2007, were inadequate to cover total fixed charges. The deficit amounts for the ratio were $7,947 million and $1,733 million for the years ended December 31, 2009 and 2007, respectively.

USE OF PROCEEDS

We will add the proceeds from the sale of the Demand Notes to the general funds of Ally and they will be available for general corporate purposes, which may include the purchase of receivables, the making of loans, the repayment or repurchase of existing indebtedness, the reduction of short-term borrowings or for investment in short-term securities.

PLAN OF DISTRIBUTION

The Demand Notes are being offered on a continuous basis for sale by the Company on its own behalf directly to employees of Ally, GM and Chrysler (including their respective participating subsidiaries and affiliates), to the immediate family members and certain retirees of such employees, to the immediate family members of such retirees, to franchised GM and Chrysler dealers, their employees and affiliates of such dealers, to the stockholders of GM and to certain customers of the Company and their employees and its subsidiaries as determined by the Demand Notes Committee (each an “Eligible Investor” and collectively the “Investors”). Immediate family members are defined as the spouse, children, parents, siblings and grandparents of an eligible employee or retiree. The Demand Notes are being offered only to persons whose registered addresses are in the United States.

No commissions are payable by Ally on sales of the Demand Notes. We reserve the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. We have the sole right to accept offers to purchase Demand Notes and may reject, at our sole discretion, any proposed purchase of Demand Notes in whole or in part.

DESCRIPTION OF THE ALLY DEMAND NOTES

The following description is a summary of the Demand Notes. It is not intended to be complete and is subject to the complete text of the Demand Notes Program (the “Program”), a copy of which is filed with the SEC. A copy of the Program will be made available to you upon written request to us.

General Information

All funds invested in the Demand Notes, together with accrued interest, redemptions and fees, if any, are recorded on a register maintained by the Processing Agent. No certificate or other instrument evidencing Ally’s indebtedness is issued to you. The Demand Notes register also includes the name(s), address(es), tax identification or social security number(s) and date(s) of birth of the registered owner(s) of each Demand Notes. In addition, you may be required to provide certain other information as required by relevant law. We will not accept facsimile signatures on any checks, investment forms, account change requests or any other documents that require a change in a Demand Note. Demand Notes may be held in your individual name, jointly, in a trust or custodial capacity or in the name of a corporation, business, association or LLC.

You will be provided with monthly statements showing a summary of all your Demand Notes transactions unless you have consented to having such statements sent to you electronically. Redemption checks which you write will not be returned to you, but the check number and the amount of each cashed check will be indicated on your statement.

You will be able to obtain your current Demand Notes balance at any time by calling toll free 800-684-8823 or accessing our website at demandnotes.com.

The Demand Notes have no stated maturity and may be redeemed at your option; provided, however, that redemptions are subject to certain minimum amounts. (See “How to Redeem”—page 11) The Demand Notes are not subject to any sinking fund.

The Demand Notes are not and will not be listed on any securities exchange and there is no secondary market for them.

Unless you agree otherwise, we have no right of set-off against your Demand Notes for indebtedness not related to your Demand Notes. We have the right to deduct from the principal amount of your Demand Notes any amounts invested by us in error. In addition, we may, in our sole discretion, put a block on your Demand Notes in connection with an Internal Revenue Service notice, court order or pursuant to any other legal or governmental action or requirement.

We may from time to time enter into one or more supplemental indentures, without the consent of investors in the Demand Notes, providing for the issuance of Demand Notes under the Indenture in addition to the aggregate principal amount authorized thereunder on the date of this Prospectus. By investing in Demand Notes, you accept and agree to all provisions of the Program, as summarized in this Prospectus.

We may request a signature guarantee to add or change your registration, investment options or redemption options on your Demand Notes. A signature guarantee is obtainable from a bank or financial institution. The signature guarantee is designed to protect you and your Demand Notes from unauthorized changes by unauthorized persons. A notary stamp does not meet the requirement for a signature guarantee.

Administration

We have established a Demand Notes Committee consisting of persons appointed by the Chief Financial Officer or Treasurer (the “Demand Notes Committee”). The members of the Demand Notes Committee do not receive any compensation for their services as such but they may be officers, directors or employees of Ally or any of its subsidiaries. The Demand Notes Committee members serve at the pleasure of the Chief Financial Officer and Treasurer until their resignation or removal from office by the Chief Financial Officer or Treasurer.

The Demand Notes Committee has the full power and authority to amend the Program, to interpret its provisions, to adopt rules and regulations in connection with the Demand Notes, and to set and adjust the rate of interest to be paid on the Demand Notes.

We have appointed The Bank of New York Mellon as Processing Agent to handle the day-to-day administration of the Demand Notes. See “Processing Agent.”

Interest Rate

The Demand Notes pay interest at a floating rate as determined by the Demand Notes Committee. The interest rate on the Demand Notes is subject to change on Friday of each week, with any change being effective the following Monday. In deciding on the interest rate, the Demand Notes Committee examines the level and the changes in interest rates that occur from time to time. You should note that Demand Notes are not a money market fund which is generally a diversified fund consisting of investments in short term debt securities of many companies. Demand Notes are solely the debt obligation of Ally Financial Inc. The rate of interest paid for any period in the Demand Notes is not an indication or representation of future rates of interest to be paid on the Demand Notes. The Demand Notes Committee has the authority to provide for differing interest rates based on, among other criteria, the size of individual Demand Notes. The Demand Notes Committee has no present intention to have multiple interest rates; but if it decides to do so, you will be notified by mail.

Interest on the Demand Notes accrues in accordance with the provisions governing the different methods of investing in Demand Notes, as described below under “How to Invest”. Interest on the Demand Notes is compounded daily, at the rate in effect each day, based on a 365-day year. During a leap year the interest on the Demand Notes is compounded daily, at the rate in effect each day, based on a 366-day year. Interest payable on the Demand Notes accrues daily and will be credited to your Demand Notes on the last day of each calendar month and, unless you have elected automatic monthly interest redemption, will be reinvested in additional Demand Notes. You may obtain the current interest rate at any time by calling 800-684-8823 or by accessing our website at demandnotes.com.

Fees

We will not charge you fees for checks, check redemptions or wire redemptions. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by ACH or wire transfer. In addition, you may incur a charge in obtaining any applicable signature guarantee from the provider of the signature guarantee. We will charge you for fees for checks returned for insufficient funds, stop payment requests, The Bank of New York Mellon checks, checks written for less than the $250 minimum requirement, statement processing, or similar administrative fees. These fees will be directly debited from your Demand Notes.

HOW TO INVEST

You may invest in Demand Notes at any time, without charge, by check, by wire transfer, by charge to your bank account (ACH) or by any other means permitted by the Demand Notes Committee. The minimum initial investment is $1,000. To invest in a Demand Note, you must complete the required investment form and provide a personal check. The minimum amount for subsequent investments is $50. You will be required to maintain a minimum $1,000 investment balance in each of your Demand Notes—see “Optional Redemptions By Ally—Investor Balance Below Demand Notes Minimum“ on page 13 of this prospectus. All of your investments are required to be in U.S. dollars and investments by check must be drawn on a financial institution incorporated in the United States. We will reject all checks drawn on a foreign bank or a United States branch of a foreign bank.

The maximum balance of all your Demand Notes having the same social security or tax identification number cannot exceed $15,000,000. We reserve the right to redeem at our sole discretion your Demand Notes for any amount in excess of $15,000,000. Such amount redeemed will be in the form of a Bank of New York Mellon check (less a service fee) mailed to your address of record or an ACH transfer (using the designated bank instructions on file).

For purposes of the Demand Notes, a Business Day is a day on which The Bank of New York Mellon, Processing Agent, and the Federal Reserve Bank of Cleveland are fully open for business (a “Business Day”). We reserve the right at any time, and for any reason, to modify, suspend or terminate any of the investment methods described below.

Investments by Check

Your initial investment by check (personal checks only) must be accompanied by a properly completed investment form. Your subsequent investments by check must include your investor name and 14 digit Demand Notes number assigned to you by The Bank of New York Mellon. Initial and subsequent investments by check that are received and processed by the Processing Agent before 10 a.m. Eastern Time are invested in your Demand Notes on the same Business Day as your check is received. Your initial investment by check is to be made payable to “Ally Demand Notes” and mailed to Ally Demand Notes 154-0510, The Bank of New York Mellon, P.O. Box 535030, Pittsburgh, PA 15253-5030. Your subsequent investments by check are to be made payable to “Ally Demand Notes” and mailed to Ally Demand Notes, 154-0510, The Bank of New York Mellon, P.O. Box 535006, Pittsburgh, PA 15253-5006. Initial and subsequent investments by check that are received and processed by the Processing Agent after 10 a.m. Eastern Time are invested in your Demand Notes on the next Business Day after the date of the check’s receipt. Interest begins to accrue on the day your check is invested. Neither the Processing Agent nor Ally are responsible for delays in the receipt of checks mailed to The Bank of New York Mellon. Your investment made by check is available for redemption on the sixth Business Day after the Processing Agent invests your check. You can confirm the date your investment was made by accessing the Demand Notes website at demandnotes.com or by contacting the Processing Agent directly (or utilizing the available automated phone system) at 800-684-8823 (toll free).

Investments by Wire Transfer

Once you have made your initial Demand Notes investment, you may make subsequent investments by transferring funds via bank wire. You may instruct your bank to wire the funds to The Bank of New York Mellon (ABA No. 043000261). The bank wire must include the designation “Ally Demand Notes,” your name (as registered on your Demand Notes) and address, your tax identification or social security number, and your 14-digit Demand Notes number. We charge no fees for the receipt of wire transfers or ACH credits; however, your commercial bank or financial institution may charge you a fee if you make an investment by wire transfer.

An investment by wire transfer of funds is invested in your Demand Notes on the Business Day the funds are received by the Processing Agent in proper form and begins to accrue interest on that day provided the funds have been received by the Processing Agent by 2:00 p.m. Eastern Time. Funds received after 2:00 p.m. Eastern Time are invested and begin to accrue interest on the next business day. Neither the Processing Agent nor Ally is responsible for delays in the transfer and wiring of funds. Your investment made by wire transfer is available for redemption on the same Business Day the Processing Agent invests your wire transfer into your Demand Notes. You can confirm the date your investment was made by accessing the Demand Notes website at demandnotes.com or by contacting the Processing Agent directly (or utilizing the available automated phone system) at 800-684-8823 (toll free).

Investments by Automatic Monthly, Periodic, or Adhoc Electronic Transfer from a Bank Account

You may elect to authorize the Processing Agent to make an automatic or adhoc monthly charge of $50 or more from your personal banking account. Upon receipt of proper written authorization, the Processing Agent will prepare an electronic transfer drawn against your bank account for the amount authorized and on the Business Day you have requested. The proceeds from the electronic transfer are invested in your Demand Notes and begin to accrue interest on the same Business Day that the Processing Agent receives the electronic transfer. If the transfer day falls on a weekend, the transfer will be initiated on the next Business Day; provided, however, if such ACH auto investment is set for the last weekend of a month, the investment will be made on the last Business Day of that month.

You may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts. Your investments made by electronic transfer are available for redemption on the sixth Business Day after the Processing Agent invests your electronic transfer. You can confirm the date your investment was made by accessing the Demand Notes website at demandnotes.com or by contacting the Processing Agent directly (or utilizing the available automated phone system) at 800-684-8823 (toll free).

To establish the automatic monthly or periodic charge to your checking account, you must elect this option(s) on your investment form or obtain the necessary authorization form directly from the Processing Agent or from our website at demandnotes.com. You may change the amount(s) or day of transfer of your automatic monthly investment (subject to the $50 monthly minimum) or terminate your automatic or periodic investment entirely at any time by providing written notice to the Processing Agent. Your notice is effective as soon as practicable after its receipt by the Processing Agent. There is a 10 business day set-up period each time you add, change or terminate the banking instruction(s) for either of the above investment options.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

Investments by Direct Investment of Net Paycheck, Pension or Social Security Check

You may elect to invest in Demand Notes by instructing your place of employment, or the Social Security Administration, to invest your entire paycheck, pension, social security or other recurring check directly into your Demand Notes. Interest begins to accrue on the day your investment is received. Your investment by direct investment of net paycheck, pension or social security check is available for redemption on the same Business Day the Processing Agent invests your recurring check. To terminate your direct investments, you must notify the issuer(s) of such check(s). You may elect this option after you have made your initial investment in Demand Notes.

Investments by Deduction from Ally Payroll

This option is available to you only if you are an employee or retiree of a company participating in Demand Notes payroll deductions through any Ally or other participating compensation system. You may elect this option after you have made your initial investment in Demand Notes.

Your investments by payroll or pension deduction must be specified as a fixed dollar amount. Your minimum investment by payroll or pension deduction is $50 per month. Your payroll or pension deduction investment is invested in your Demand Notes and begins to accrue interest on the same Business Day it was withheld from your pay or benefits. Your investment by deduction from Ally payroll is available for redemption on the same Business Day the Processing Agent invests your recurring check. The Demand Notes Committee may authorize changes in the minimum monthly and weekly investment from time to time.

Unless otherwise permitted by the Demand Notes Committee, an employee may make investments by payroll deduction in only one Demand Notes. No deduction will be made in any period in which an employee is not receiving a salary, wage or pension benefit.

Subject to the foregoing provisions and this paragraph, the deduction amount authorized by an employee may be changed or stopped at any time through the automated phone system at 800-684-8823, or by any other procedure that is in place at the applicable time. Your change in deduction will be effective within a reasonable amount of time after the Processing Agent receives it.

HOW TO REDEEM

You may redeem all or part of your Demand Notes by following the procedures described below. If the amount to be redeemed represents an investment made by check or charge to your bank account, the redemption instructions will not be honored if the instructions are received within five business days from the investment day of that investment check or electronic transfer. We reserve the right at any time to modify, suspend or terminate any of the redemption methods described below. No redemption proceeds are paid in cash. Interest on a redeemed investment accrues to, but does not include, the date of redemption.

A signature guarantee may be required in certain circumstances in order for you to add or change your redemption options. Our purpose in requiring a signature guarantee is to prevent potential fraud or misrepresentation and is for your protection. A signature guarantee must be signed by an authorized signatory and the statement “Signature Guaranteed” must appear with the signature. A notarized signature is not a signature guarantee. In certain instances, additional documentation may be required including, but not limited to, copies of trust instruments, birth certificates, death certificates, or court appointments as executor or administrator. Any request for a change to your method of redemption or notice regarding your Demand Notes must be mailed to the Processing Agent’s correspondence address at Ally Demand Notes, The Bank of New York Mellon, P.O. Box 358425, Pittsburgh, PA 15252-8425.

Redemption by Written Check

Each Demand Notes will be provided with a free supply of checks. You may redeem your Demand Notes by writing a check, payable to the order of anyone, in an amount of $250 or more. If the amount of the redemption check is greater than the balance in your Demand Notes or is for less than $250, the check will not be honored and a fee will be debited from your Demand Notes by the Processing Agent. Checks are deposited and processed through normal bank clearing systems. There is no limit on the number of checks you may write. We will not accept facsimile signatures on checks.

Where there is more than one registered owner of a Demand Note, only the signature of one registered owner is required on the check. When your check is presented to the Processing Agent for payment, the Processing Agent redeems your Demand Notes in an amount sufficient to cover the check. If you request a stop payment of a check, Ally assesses a service charge for each stop payment request made and such fee will be debited from your Demand Note by the Processing Agent. The Processing Agent may review any Demand Notes check to verify its validity. Your stop payment will be acted upon without verification or confirmation by the Company or the Processing Agent.

Redemption by Wire

If you select this option on the investment form, you may redeem your Demand Notes during the Processing Agent’s regular business hours but prior to 2:00 p.m. Eastern Time, by having redemption proceeds of $1,000 or more wired to a pre-designated bank account. By use of this option, you authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of your instructions is binding.

To select the Redemption by Wire option, you must designate on the investment form an account at a bank in the United States to receive the redemption proceeds. You must also provide the Processing Agent with a voided specimen check or deposit slip from such bank. Once established, you may utilize this option by accessing the Demand Notes website at demandnotes.com, or by contacting the Processing Agent directly or utilizing the available automated phone system at 800-684-8823 (toll free).

Upon receipt of wire redemption instructions, the Processing Agent will redeem your Demand Notes sufficient to cover the amount specified in your wire redemption instructions. If the redemption instructions are received by 2:00 p.m. Eastern Time on any business day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account on the same Business Day. If the redemption instructions are received after 2:00 p.m. Eastern Time on any Business Day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account on the next Business Day.

You may add or change the Redemption by Wire instructions only upon written request to the Processing Agent accompanied by a signature guarantee of each registered owner (including joint owners) of the Demand Notes.

Neither the Processing Agent nor Ally is responsible for delays in the wiring of funds through the banking system or for the authenticity of redemption instructions.

Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption

If you select this option on the investment form, you authorize the Processing Agent to automatically redeem (a) on a monthly or quarterly basis a specified part of your Demand Notes (minimum $100) or (b) on a monthly basis, the interest accrued and posted to your Demand Notes. These options are available only if your Demand Notes has a balance of $5,000 or more and there are designated bank account instructions for redemption by ACH on file. You can also select this option by accessing the Demand Notes website at demandnotes.com.

On the last day of each month or quarter, as you will have specified, the Processing Agent will redeem your Demand Notes by an amount equal to the redemption amount that you have specified (minimum $100) or, if you have elected Monthly Interest ACH Redemption, the interest amount that would have been credited to your Demand Notes for that month. The Processing Agent will send, via ACH transfer, the funds to your designated bank account. The funds will settle on the second Business Day following the date of request. This option will only be available if you have designated bank account instructions on file.

If on the predetermined date for any Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption, your Demand Notes does not have a principal balance of $5,000 or more, the Processing Agent will not honor the redemption. You may terminate the Automatic Monthly or Quarterly ACH Redemption Option or Monthly Interest ACH Redemption Option by providing written notice to the Processing Agent. Such notice is effective as soon as practicable after receipt by the Processing Agent.

You may also request the Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption Option after you have submitted the investment form by providing the Processing Agent with a written request to add the desired automatic redemption option to the Demand Notes and by providing a set of bank account instructions. Your written request requires the signatures of all registered owners (including joint owners) of the Demand Notes exactly as the name(s) appear on the Demand Notes investment form and each signature must have a signature guarantee from a banking or financial institution.

Adhoc ACH Redemption

You can select this option by accessing the Demand Notes website at demandnotes.com, or by contacting the Processing Agent directly or utilizing the available automated phone system 800-684-8823 (toll free). If you select this option, you authorize the Processing Agent to redeem your Demand Notes (minimum $250) by an amount specified by you on that day. If the ACH redemption request is received by 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the second Business Day following such request. If the request if received by the Processing Agent after 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the third Business Day following the date of such request. By use of this option, you authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of your instructions is binding.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

Full Redemption of a Demand Note

You may redeem your Demand Notes in full by providing telephone or written instructions to the Processing Agent to close your Demand Notes. Written instructions must state your intention to redeem in full your Demand Notes and must be mailed to the Processing Agent at its correspondence address at Ally Demand Notes, The Bank of New York Mellon, P.O. Box 358425, Pittsburgh, PA 15252-8425.

Upon receiving your instructions, the Processing Agent will redeem in full your Demand Notes, including accrued and unpaid interest to the date of redemption. The Processing Agent will send, via ACH, the redemption proceeds using the designated bank instructions for redemption on file for the Demand Notes. If there are no bank instructions on file, a check will be mailed to the registered address and you will be charged a service fee.

OPTIONAL REDEMPTIONS BY ALLY

Investor Misuse of Redemption Provisions

We reserve the right to redeem immediately any Demand Notes of an investor who we believe, in our sole judgment and discretion, is abusing or misusing the redemption provisions of the Demand Notes, i.e., the writing of multiple checks where the amounts of the checks are greater than the principal amount of the Demand Notes. A final check (less a service fee) or an ACH transfer (using the designated bank redemption instructions on file) will be sent to the investor in an amount equal to the principal amount of the redeemed Demand Notes, including accrued and unpaid interest. In the event that Demand Notes with a principal amount below $0 are redeemed, the investor will be liable to us for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Investor Balance Below Demand Notes Minimum

We will redeem any particular Demand Notes that maintains a principal amount of less than $1,000 for a period consisting of the two consecutive months immediately following the month in which the average principal amount of the Demand Notes falls below $1,000. If your Demand Notes has an average principal amount of less than $1,000, you will receive written notice from us reminding you of the minimum investment requirement and providing you with the proposed date of redemption of your Demand Notes. If your Demand Notes are redeemed, you will be mailed a check (less a service fee) or receive an ACH transfer (using the designated bank redemption instructions on file) in an amount equal to the principal amount of such redeemed Demand Notes, including accrued and unpaid interest. In the event that Demand Notes with a principal amount below $0 are redeemed, you will be liable to Ally for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Investor Balance Above Demand Notes Maximum

We may partially redeem any particular Demand Notes that exceeds $15,000,000 where the Demand Notes have the same social security or tax identification number. If your Demand Notes is so partially redeemed by us, you will be mailed a check (less a service fee) or receive an ACH transfer (using the designated bank redemption instructions on file) in an amount equal to the principal amount above $15,000,000.

Other Ally Redemption Option

Other than as described above, we will give you prior written notice of at least thirty days but not more than ninety days if your Demand Notes are subject to full or partial redemption unless it is legally impractical or impossible to do so or unless otherwise required by law. Any partial redemption of Demand Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the Trustee. The notice from us will specify the effective date of redemption, the amount being redeemed and the effective date the redeemed amount will become due and payable and that interest will cease to accrue as of that date. All partial redemption notices will list the remaining principal amount of your Demand Notes. The full or partial Demand Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid by check mailed (less a service fee) to the registered owner(s) of the redeemed Demand Notes or by ACH transfer (using the designated bank redemption instructions on file). Interest on the redeemed amount will cease to accrue on and after the effective date the redeemed amount becomes due and payable.

THE INDENTURE

General Information

The Demand Notes are issued under an Indenture dated as of October 15, 1985 between Ally and U.S. Bank National Association, as successor Trustee, and all supplemental indentures thereto (the “Indenture”). The summary description of the Demand Notes contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the detailed provisions of the Indenture, and to the complete text of the Program, copies of which are filed with the SEC.

The Demand Notes constitute unsecured, unsubordinated, and unguaranteed debt obligations of Ally Financial Inc. You do not have any priority or secured claim against any of the assets of Ally with respect to the principal amount of your Demand Notes or accrued and unpaid interest. Funds invested in the Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance.

Limitation on Liens

Ally will not at any time pledge or otherwise subject to any lien any of its property or assets without thereby expressly securing the due and punctual payment of the principal of and interest on the Demand Notes equally and ratably with any and all other obligations and indebtedness secured by such pledge or other lien, so long as any such other obligations and indebtedness shall be so secured. This restriction shall not apply to:

(a) the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(b) the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

(c) any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of any bond on appeal by us from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

(d) any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing (a) to (d) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of its assets unless either Ally is the continuing corporation or the new corporation shall expressly assume the interest and principal due under the Demand Notes. In either case, the Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either Ally or the successor company may continue to issue Demand Notes under the Indenture.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

•	failure to pay all or any part of the principal of or interest on any Demand Notes as and when the same will be due and payable (subject to certain exceptions described in the Indenture);

•	failure to perform or observe any other covenants or agreements in the Indenture or the Program for thirty days after written notice; and

•	certain events of bankruptcy, insolvency or reorganization.

The Indenture provides that the Trustee will, within ninety days after the occurrence of a default, give investors notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided, however, that except in the case of default in the payment of the principal of or interest on any of the Demand Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the investors.

We are required to furnish to the Trustee annually a statement of certain officers of Ally stating whether or not to their knowledge we are in default in the performance and observance of certain terms of the Indenture and, if we are in default, specifying each such default.

Investors holding a majority in aggregate principal amount of the Demand Notes then outstanding have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Indenture provides that, in case an Event of Default will occur (which will not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of skill and care in their exercise, that a prudent man would exercise or use under the circumstances in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the investors unless they will have offered to the Trustee reasonable security or indemnity.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. U.S. Bank National Association acts as depository for funds of, makes loans to, and performs certain other services for, Ally and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of Ally and certain of its affiliates.

Modification of the Indenture

With certain exceptions, under the Indenture, the rights and obligations of Ally and the rights of the investors may be modified by Ally with the consent of investors holding not less than 66 2/3% in aggregate principal amount of the Demand Notes then outstanding; but no such modifications may be made which would:

•	extend the maturity of any Demand Notes or reduce the principal amount of any Demand Notes or the accrued and unpaid interest thereon or

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reduce the stated percentage of the Demand Notes, the consent of the investors of which is required to modify or alter the Indenture, without the consent of investors holding all of the Demand Notes then outstanding.

MODIFICATION, SUSPENSION OR TERMINATION OF PROGRAM

The Demand Notes Committee may amend or modify the Program at any time as it deems necessary or appropriate. Written notice of any material amendment or modification will be provided to investors at least fifteen days prior to the effective date of such amendment or modification unless it is legally impractical or impossible to do so, or unless otherwise required by law. No such amendment or modification, however, will reduce the principal amount of any Demand Notes, or accrued and unpaid interest thereon, as of the effective date of such amendment or modification and no such amendment or modification will have a retroactive effect that would prejudice the rights of investors.

Ally may terminate the Program in its entirety for any reason. We may, at our discretion, temporarily or permanently suspend the acceptance of investments in the Demand Notes without such a suspension amounting to a termination of the Program. Unless otherwise required by law, written notice of suspension or termination will be provided to investors at least thirty days prior to the effective date of such suspension or termination unless it is legally impractical or impossible to do so or unless otherwise required by law. We may omit, restrict, suspend or terminate the Program in any jurisdiction in which we, at our discretion, deem such action advisable in view of local law and regulations.

PROCESSING AGENT

Ally has appointed The Bank of New York Mellon to act as the Processing Agent for the Demand Notes. Services performed by the Processing Agent include:

•	investment and redemption processing and accounting;

•	preparation of Demand Notes statements and other correspondence;

•	investor servicing;

•	monthly reporting of the principal amount of Demand Notes, accrual of interest income and payment and reinvestment of interest accrued; and

•	required tax reporting and filings with the federal government.

Any determination rendered by the Demand Notes Committee in connection with the services performed by the Processing Agent is final and conclusive. For these services, we pay the Processing Agent a monthly agency and administrative fee based on the number of Demand Notes outstanding at the end of each month as well as its reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone, and wire expenses). We pay all costs incurred by us in the offering of the Demand Notes and administration of the Program.

NOTICES AND LIMITATION OF LIABILITY

You must promptly provide the Processing Agent with notice of any change in your address. Such notice must be in writing and must include your tax identification or social security number, the Demand Notes number assigned by The Bank of New York Mellon and the signatures of all registered owner(s) (including joint owners) on the Demand Notes and must be signed exactly as their name(s) appear on the Demand Notes investment form. The notice must be mailed to Ally Demand Notes, The Bank of New York Mellon, P.O. Box 358425, Pittsburgh, PA 15252-8425. The notice will be effective as soon as practicable after receipt thereof by the Processing Agent.

All notices, statements and communications provided to you by us or the Processing Agent pursuant to the provisions of the Program will be deemed to have been duly given when mailed by first-class mail, postage prepaid to the registered address of the registered owner(s) and all notices sent to your current address on record with the Processing Agent shall be deemed given to you personally, whether or not actually received.

You must exercise reasonable promptness in examining each monthly Demand Notes statement mailed to you to determine the accuracy of all redemptions and investments made that month to your Demand Notes. Failure to promptly report to the Processing Agent an unauthorized payment will result in your being liable for any losses resulting from the payment. A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO. In no event shall Ally or the Processing Agent be liable to you for any special, incidental, punitive, exemplary, indirect or consequential damages as a result of any redemption or attempted redemption by you or your failure to promptly report to the Processing Agent any other error on your monthly statement. Ally shall have all the rights of a “drawee” under the New York Uniform Commercial Code.

All notices or communications from you to us and/or the Processing Agent must include your name and address, your tax identification or social security number and the Demand Notes number assigned by The Bank of New York Mellon and must be signed by all registered owner(s) (including joint owners) of the Demand Notes and must be signed exactly as the name(s) appear on the Demand Notes investment form. Such notices or communications to us must be sent to Ally Demand Notes, Ally Financial, Inc., P.O. Box 33129, 200 Renaissance Center, Detroit, Michigan 48232, and such notices or communications to the Processing Agent must be sent to Ally Demand Notes, The Bank of New York Mellon, P.O. Box 358425, Pittsburgh, PA 15252-8425.

Neither we nor the Processing Agent shall be liable for any loss or expense to you caused directly or indirectly by government restrictions (including the suspension of banking), war, terrorism, strikes, blackouts, or any other conditions beyond our or the Processing Agent’s control.

TAXATION

The Demand Notes Program is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor is the Demand Notes Program subject to the Employee Retirement Income Security Act of 1974, as amended. Investments in Demand Notes are not open for Individual Retirement Accounts nor otherwise deductible for Federal income tax purposes. Interest accrued (including interest that is reinvested in Demand Notes) in your Demand Notes is taxable to you in the year in which such interest is accrued. No part of such interest is excludable from taxable income for Federal income tax purposes. Backup withholding and information reporting requirements may apply to certain non-corporate holders of Demand Notes. The interest income also may be subject to taxation by some state and local governments.

For Federal estate tax purposes, the principal amount of your Demand Notes at the time of your death will be includable in your gross estate and may be subject to the Federal estate tax. Such amount also may be subject to estate or inheritance tax in some states.

You will receive a statement from the Processing Agent in January of each year that states the full amount reported as taxable income for the prior year. The Processing Agent also will file tax information returns as required by law. State and local income taxes and related tax reporting also may be applicable. You are individually responsible for complying with applicable Federal, state and local tax laws.

The U.S. Federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. You should consult your own tax advisor with respect to the tax consequences of owning and/or disposing of Demand Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

DISPUTE RESOLUTION

By investing in Demand Notes you agree that any dispute or controversy between you and Ally shall be subject to, and shall be exclusively submitted to, binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Arbitration is final and binding on the parties. By choosing arbitration, you and Ally are each agreeing to waive its right to seek remedies in court, including the right to jury trial. Pre-arbitration discovery is generally more limited than and different from court proceedings. Arbitration must be commenced by service upon the other party of a written demand for arbitration or a written notice of intention to arbitrate.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A

NOTICE TO USERS OF DEMAND NOTES

ELECTRONICS FUNDS TRANSFER

Electronic Fund Transfers:

As a consumer who uses electronic funds transfer (“EFT”) services, you have certain rights and responsibilities. These rights and responsibilities may be defined by the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and Regulation E of the Federal Reserve Board. One requirement of the Act and Regulation E is that all financial institutions as defined in Regulation E must make certain disclosures to all EFT users. If the EFT transactions that you make are not from an account established primarily for personal, family or household purposes, or if the type of transaction is not otherwise governed by the Federal Electronic Funds Transfer Act, the rights described herein are not applicable to you. From time to time, your rights and responsibilities may change. You will be notified of any changes as required by applicable law.

Transfers

Electronic transfers with respect to the Demand Notes include:

•	Transfers and withdrawals by Adhoc ACH redemptions.

•	Pre-authorized transfers and redemptions.

You may authorize a merchant or other payee to make a one-time electronic payment from your note using information from your check to pay for purchases and bills.

Limitations on Automatic Transfers and Redemptions

With respect to automatic transfers you arrange with us to be made from your bank account after your initial Demand Notes investment, you may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts. With respect to investments by payroll deduction after your initial Demand Notes investment, your minimum payroll deduction is $50 per month, or, if you are paid weekly, your minimum payroll deduction is $11.50 per week.

If you elect to redeem your Demand Notes by wire, the minimum amount of a wire redemption to a designated bank account is $1,000. If you arrange with us for Automatic Monthly or Quarterly ACH Redemptions, the minimum redemption amount is $100, or, if you have arranged with us for Monthly Interest ACH Redemptions, the minimum redemption amount is the interest amount that would have been credited to your Demand Notes for that month. If you elect Adhoc ACH redemptions, the minimum redemption amount is $250.

Stop Payments

If you have arranged for certain automatic payments, or if you have arranged for preauthorized transfers, such as payroll or pension deductions, the following applies:

1.	You Have the Right to Stop Payment

If you have arranged in advance for automatic payments or preauthorized transfers initiated with us from your Demand Notes (and not initiated from a third party), you can stop any of these payments. Here’s how:

You can call the Processing Agent at 800-684-8823 or write the Processing Agent at Ally Demand Notes, The Bank of New York Mellon, P.O. Box 358425, Pittsburgh, PA 15252-8425 so that the Processing Agent

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receives your request 3 Business Days or more before the payment or transfer is to be made. If you call, we may also require you to present your request in writing and get it to the Processing Agent within 14 days after your call.

If these regular payments or transfers may vary in amount, we will tell you, 10 days before each payment or transfer, when it will be made and how much it will be (other than Monthly Interest ACH Redemptions). You may choose instead to get this notice only when the payment or transfer would differ by more than a certain amount from the previous payment or transfer, or when the amount would fall outside certain limits that you set.

2.	Liability for Failure to Stop Payment of a Transfer You Previously Authorized

If you order us to stop one of these payments 3 Business Days or more before the transfer is scheduled, and we do not do so, we will be liable to you for those losses or damages provided by law.

Our Business Days

For purposes of the Demand Notes Program, a “Business Day” is a day on which The Bank of New York Mellon, the Processing Agent, and the Federal Reserve Bank of Cleveland are open for business. In general, Business Days are Monday through Friday. Holidays are not included.

Documentation

You will receive a monthly statement from the Processing Agent with respect to your Demand Notes showing all electronic transfers that have been made.

If you have arranged to have transfers made at least once every 60 days from the same person or company, you can call us the customer service number at 800-684-8823, Monday thru Friday from 8am to 7pm EST to find out whether the transfer has been made. In addition, you can also check your statement by accessing the Demand Notes website at demandnotes.com.

Our Liability for Failure to Make Transfers

If we do not complete a transfer to or from your account on time or in the correct amount according to our agreement with you, we will be liable for those damages that the law allows in such cases.

However, there are some exceptions. We will not be liable, for instance, if, through no fault of ours, you do not have enough money in your account to make the transfer, or if circumstances beyond our control (such as fire or flood) prevent the transfer, despite reasonable precautions that we have taken. There may be other exceptions stated in our agreement with you. The list of examples set out in this paragraph is meant to illustrate circumstances under which we would not be liable for failing to make a transfer and is not intended to list all of the circumstances where we would not be liable.

Your Liability

If your believe your PIN or Password has been lost or stolen, or if your statement shows transfers that you did not make, tell us AT ONCE. If you do not tell us within 60 days after a statement showing a transfer you did not make was mailed to you, you may not get back any money you lost after the 60 days if we can prove that we could have stopped someone from taking the money if you had told us in time. If a good reason (such as a long trip or hospital stay) kept you from telling us, we will extend the time periods. If you tell us within 2 business days after you learn of the loss or theft of your PIN or Password, you can lose no more than $50 if someone used your PIN or Password without your permission. If you do NOT tell us within 2 business days after you learn of the loss or theft of your PIN or Password, and we can prove we could have stopped someone from using your PIN or Password without your permission if you had told us, you could lose as much as $500.

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Confidentiality

We will disclose information to third parties about the transfers you make: (i) where it is necessary for completing transfers, (ii) in order to verify the condition of your Demand Notes for a third party, (iii) in order to comply with government agency or court orders, or (iv) if you give us your written permission. In addition, under Massachusetts law, any documentation provided to a consumer which indicates that an electronic funds transfer was made to another person is admissible as evidence of such transfer and constitutes prima facie proof that the transfer was made. If we provide any documentation pursuant to Massachusetts law, we will send written notice within 10 days of disclosure that the information on the transfer was disclosed.

How to Contact Us About an Unauthorized Transfer

If you believe that your PIN or password has been lost or stolen or that someone has transferred or may transfer money without your permission, call or write to us at:

Ally Demand Notes,

The Bank of New York Mellon

P.O. Box 358425,

Pittsburgh, PA 15252-8425

Telephone Number 800-684-8823 (Monday thru Friday from 8am to 7pm EST)

You should also call the number or write to the address above if you believe a transfer has been made using the information from your check without your permission.

In Case of Errors or Questions About Your Statement or Transfer Record

Call the Processing Agent at 800-684-8823 or write the Processing Agent at Ally Demand Notes, The Bank of New York Mellon, P.O. Box 358425, Pittsburgh, PA 15252-8425 as soon as you can if you think your statement or transfer record is wrong, or if you need more information about a transfer listed on the statement or transfer record. We must hear from you no later than 60 days after we send you the FIRST statement on which the problem or error appeared.

•	Tell us your name and Demand Notes number.

•	Describe the error of the transfer you are uncertain about, and explain as clearly as you can why you believe it is an error or why you need more information.

•	Tell us the dollar amount of the suspected error.

•	If you tell us in person or by telephone, we may require that you send your complaint or question to us in writing within 10 Business Days.

We will determine whether an error occurred within 10 Business Days after we hear from you and will correct any error promptly. If we need more time, however, we may take up to 45 days to investigate your complaint or question. If we decide to do this, you will receive a recredit within 10 Business Days for the amount you think is in error, so that you will have the use of the money during the time it takes us to complete our investigation. Such recrediting is referred to as a provisional recredit. If we ask you to put your complaint or question in writing and we do not receive it within 10 Business Days, we will not be required to issue a provisional recredit for the transfer that was the subject of your complaint.

For errors involving new customers, we may take up to 90 days to investigate your complaint or question and we may take up to 20 Business Days to credit your account for the amount you think is in error.

We will tell you the results within 3 Business Days after completing our investigation. If we decide that there was no error, we will send you a written explanation. You may ask for copies of the documents that we used in our investigation. If we issued a provisional recredit, we may take back the amount of any credit if we find that an error did not occur.

Note: The Electronic Fund Transfer Act and Regulation E do not govern transfers of funds by way of Fedwire or a similar wire transfer system that is used primarily for transfers between financial institutions or between businesses.

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